Exhibit 10.3

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (the “Agreement”) is executed between the following parties as of [●] in Shanghai, China.

Party A: Zhizhen Artificial Intelligence Technology (Shanghai) Company Limited

Address: JT1662, Room 1203, No. 337, Shahe Road, Jiangqiao Town, Jiading District, Shanghai.

Party B: Shanghai Xiao-i Robot Technology Company Limited

Address: F7, No. 398, Lane 1555, West Jinshajiang Road, Jiading District, Shanghai.

Party A and Party B shall be referred to as a “Party” respectively, and collectively referred to as the “Parties”.

Whereas:

1.	Party A is a wholly foreign-owned enterprise registered in the People’s Republic of China (hereinafter referred to as “China”). Its business scope is to “engage in technology development, technical consultation, technical service, technology transfer in the field of network technology and information technology; wholesale and retail of design, integrated wiring and maintenance of computer system integration, computer, software and auxiliary equipment (except for special products for computer information system security), the sale of mechanical and electrical equipment, household appliances, hardware electric, electronic products, digital products, electronic components, communication equipment, engaging in the import and export business, design, production, agency of goods and technologies, release various advertisements. [Projects subject to approval according to law, business activities can only be carried out after the approval of the relevant departments]”;

2.	Party B is a joint stock limited company registered in China, and its business scope is “to engage in technology development, technical consultation, technical service, technology transfer in the field of network technology and information technology; wholesale and retail of design, integrated wiring and maintenance of computer system integration, computer, software and auxiliary equipment (except for special products for computer information system security), the sale of mechanical and electrical equipment, household appliances, hardware electric, electronic products, digital products, electronic components, communication equipment, engaging in the import and export business, design, production, agency of goods and technologies, release various advertisements. [Projects subject to approval according to law, business activities can only be carried out after the approval of the relevant departments]”; and

3.	Party A agrees to take advantage of its manpower, technology and information to provide Party B with relevant exclusive technical services, technical consultation and other services within the validity period of this Agreement (see below for the specific scope), and Party B agrees to accept such services provided by Party A or its designated party in accordance with the terms of this Agreement.

Accordingly, Party A and Party B have reached the following agreement through negotiation:

1.	Party A’s service provision.

1.1	In accordance with the terms and conditions of this Agreement, Party B hereby appoints Party A as the exclusive service provider of Party B to provide Party B with comprehensive business support, technical services and consulting services during the validity period of this Agreement, the specific content includes all or part of the services determined the services provided by Party A from time to time within the scope of business of Party B, including but not limited to the following: technology development, technical services, network support, technology and business consulting, intellectual property licensing, equipment or leasing, market consulting, system integration, product development and system maintenance, providing management consulting services related to Party B’s business operations and consulting and services related to the above (hereinafter referred to as “Services”).

1.2	In addition to the above-mentioned services, during the validity period of this Agreement, upon mutual agreement by all parties, Party A may provide Party B with other services within the scope of Party A’s business and recognized by Party A, related to Party B’s business activities and in compliance with Chinese Laws, according to the conditions of this Agreement. If Party B or its subordinate institutions require Party A to provide services beyond the approved business scope of Party A, Party A will apply to expand its business scope to the maximum extent permitted by law, and provide relevant services after the expansion of its business scope has been approved.

1.3	Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, unless with the prior written consent of Party A, during the validity period of this Agreement, Party B shall not and shall cause its affiliates not to directly or indirectly accept any consultation and/or service provided by any third party, and shall not establish any similar business partnership with any third party. Party A may designate other parties (the designated party may sign all or part of the Agreement described in Section 1.4 of this Agreement with Party B) to provide Party B with consulting and/or services under this Agreement.

1.4	Party B shall urge and ensure that Party A is solely responsible for the selection of Party B’s senior management and employees, and Party B’s finance, management and daily operation, and Party B must strictly comply with all instructions and opinions of Party A.

1.5	Party B shall ensure that Party A has the right to audit Party B’s accounts regularly and at any reasonable time, and Party B shall keep accounts in a timely and accurate manner and provide Party A with its accounts as required by Party A. During the validity period of this Agreement, Party B agrees to cooperate with Party A and Party A’s shareholders (including direct or indirect) to conduct audits (including but not limited to audits of related party transactions and other types of audits), and provides Party A and Party A’s shareholders (including directly or indirectly) and/or its appointed auditors or other professional institutions with relevant information and materials about Party B’s operations, business, customers, finance, employees, etc., and agree that Party A’s shareholders disclose such information and materials in order to meet the regulatory requirements of regulatory authorities (including but not limited to The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission). All parties agree that during the validity period of this Agreement, Party A will enjoy and bear all the economic benefits and risks arising from the business of Party B (to avoid misunderstanding, the risks here only refer to the inability of Party A to generate profits due to the poor management of Party B. Party A shall not bear any legal responsibility for any liabilities, debts or other obligations and risks of Party B in accordance with the risk of collecting Service Fees under this Agreement), and Party A shall have the right to report the financial results of Party B in accordance with applicable accounting standards Consolidate with the effect of a wholly-owned subsidiary of Party A.

1.6	In order to ensure that Party B meets the cash flow requirements in its daily operations and/or offsets any losses incurred in its operations, Party A may, at its own discretion, provide financial support (only to the extent permitted by Chinese law) to Party B regardless of whether Party B actually incurred any such operating losses, Party B shall unconditionally accept Party A’s decision on whether it should continue to operate. Party A may provide financial support to Party B in the form of bank entrusted loan, and shall sign such entrusted loan or loan contract separately.

1.7	Manner of service performance.

(1)	Party A and Party B agree that within the validity period of this Agreement, the Parties may sign other technical service agreements and consulting service agreements directly or through their respective affiliates for the purpose of Party A’s providing services to Party B, and make arrangements on the specific content, manner, personnel and fee associated with specific services.

(2)	In order to perform this Agreement, Party A and Party B agree that during the validity period of this Agreement, the Parties may sign a license agreement for intellectual property rights (including but not limited to: software, trademarks, patents, technical secrets) directly or through their respective affiliates, the agreement shall allow Party B to use Party A’s relevant intellectual property rights at any time according to Party B’s business needs.

(3)	In order to perform this Agreement, Party A and Party B agree that during the validity period of this Agreement, the Parties may sign equipment or plant lease agreements directly or through their respective affiliates, the agreement shall allow Party B to use Party A’s relevant equipment or plant at any time according to Party B’s business needs.

(4)	In order to perform this Agreement, Party A and Party B agree that within the validity period of this Agreement, the Parties may sign other agreements directly or through their respective affiliates for the purpose of providing services to Party B.

(5)	Party A may independently decide to subcontract all or part of the services to be provided to Party B under this Agreement to a third party.

1.8	For the purpose of providing services in accordance with this Agreement, Party A and Party B shall communicate and exchange various information related to Party B’s business and/or its customers in a timely manner.

The services provided by Party A under this Agreement are exclusive between the Parties during the validity period of this Agreement. Without the prior written consent of Party A, Party B shall not enter into any agreement with any third party, other than the bank with which Party B has cooperated in relation to this Agreement, or accept from any third party all or part of the services contemplated under this Agreement. For other agreements that Party B is performing or other legal documents stipulating the obligations of Party B, Party B shall continue to perform them, and Party B shall not alter, modify or terminate such contracts or legal documents without the written consent of Party A.

1.9	In order to clarify the rights and obligations of the Parties and to enable the actual performance of the aforementioned service agreement, the Parties agree that, and as permitted under Chinese law:

(1)	Party B must operate in accordance with Party A’s opinions or suggestions under the services provided by it in Section 1.1 hereunder.

(2)	Party B will appoint the person recommended by Party A as the director of Party B in accordance with the procedures stipulated by Chinese laws (including any laws, regulations, rules, notices, interpretations or other binding documents issued by any central or local legislative, administrative or judicial authority before or after the signing of this Agreement, hereinafter referred to as “Chinese Laws”), and will appoint the senior management personnel recommended by Party A and employed by Party A to serve as Party B’s general manager, chief financial officer or other senior management personnel, as permitted by Chinese Laws, responsible for supervising the business and operation of Party B’s company. Without Party A’s prior written consent, and subject to Chinese Laws, Party B shall not remove a director recommended by Party A for any other reason; provided, that, the foregoing sentence shall not apply in situations of personnel retirement, resignation, incompetence, gross negligence or death.

(3)	Party B agrees to cause the directors and senior management of Party B to exercise their functions and powers in accordance with the laws, regulations and articles of association of Party A.

(4)	Party A may set up relevant business departments in Party B respectively, and Party A shall pay salaries to the personnel of the relevant business departments and undertake relevant welfare expenses according to law.

(5)	Party A has the right to carry out service-related business in the name of Party B, and Party B shall provide all necessary support and convenience for Party A to carry out the business smoothly, including but not limited to issuing to Party A all necessary authorizations required to provide relevant services.

(6)	Subject to the provisions of Chinese Laws, Party A shall have the right to audit Party B’s accounts regularly and at any time, and Party B shall keep accounts in a timely and accurate manner and provide Party A with its accounts as required by Party A. During the validity period of this Agreement, Party B agrees to cooperate with Party A and Party A’s shareholders (including direct or indirect) to conduct audits (including but not limited to audits of related party transactions and other types of audits), and provides Party A and Party A’s shareholders (including directly or indirectly) and/or its appointed auditors with relevant information and materials about Party B’s operations, business, customers, finance, employees, etc., and agree that Party A’s shareholders disclose such information and materials in order to meet the requirements of securities supervision.

(7)	Party B agrees that relevant certificates and official seals that are vital to Party B’s daily operation, including Party B’s business license, organization code certificate (if any), official seal, contract seal, special financial seal and legal representative seal, shall be handed over to and kept by Party B’s director, legal representative, general manager, chief financial officer and other senior management personnel recommended by Party A and appointed by Party B in accordance with legal procedures.

2.	Calculation of Service Fees, Payment Methods, Financial Statements, Audits and Taxes.

2.1	For the services provided by Party A in accordance with this Agreement, under the premise of not violating the mandatory provisions of Chinese law, during the term of this Agreement, Party B shall make up the losses of the previous years (if necessary) and deduct the necessary costs, expenses, taxes and fees incurred in the corresponding financial year and withdraw the statutory provident fund that must be accrued according to law, and then transfer its and its subsidiaries income (equal to net profit) to Party A as the Service Fee (hereinafter referred to as the “Service Fee”): Party A has the right to determine the above deductible items. The amount of such Service Fee shall be determined by Party A, and its calculation and adjustment shall take into account including but not limited to the following factors, and Party A has the right to adjust such Service Fee only at its own discretion without the consent of Party B: (a) The technical difficulty provided by Party A and the complexity of the technical consultation and other services provided; (b) The time required for Party A’s technical personnel to provide such software development, technical consultation and other services; (c) The specific content and commercial value of software development, technical consulting and other services provided by Party A; (d) Market prices for the same kind of services. If Party A does not adjust the amount or proportion of the aforesaid Service Fee, it shall be implemented according to the amount or proportion determined last time. The Service Fee shall be calculated on an annual basis. Party B shall pay the Service Fee to the bank account designated by Party A within fifteen (15) days after receipt of the invoice from Party A for the services incurred in the previous fiscal year, and Party B shall fax or mail a copy of the payment voucher to Party A within fifteen (15) days after payment. If Party B is unable to pay the Service Fee on time due to the actual operating conditions of Party B or its affiliates in a previous financial year, the unpaid part of the Service Fee for the previous financial year may be extended to the end of next year with the written consent of Party A. Upon mutual agreement by the Parties, Party A shall have the right to adjust the payment frequency of the Service Fee, including but not limited to monthly or quarterly payment, and Party B shall cooperate. Except as otherwise provided in this Agreement, if Party B fails to pay the Service Fee to Party A on time and in full in accordance with the provisions hereof, Party A shall have the right to require Party B to continue to pay the Service Fee in full as well as pay liquidated damages to Party A at an interest rate of RMB 310,000 per day for the unpaid part.

2.2	Party A agrees that during the validity period of this Agreement, Party A will enjoy and assume all economic benefits and risks arising from the business of Party B and its subsidiaries; Party A will provide financial support to Party B or its affiliates in the event of operating losses or serious business difficulties; in the event of the above situation, only Party A has the right to decide whether Party B or its subsidiaries shall continue to operate, and Party B unconditionally understands and agrees to the above foregoing in relation to Party A’s sole discretion in such decision.

2.3	Party B shall provide Party A with the audited consolidated financial statements of Party B and its subsidiaries in the previous fiscal year within 90 days after the end of each fiscal year (hereinafter referred to as previous fiscal year”). The financial statements shall be audited and certified by an independent certified public accountant approved by Party A; (b) If the audited financial statements indicate any deficiency in the total amount of Service Fees paid by Party B to Party A during the previous financial year, Party B shall pay Party A the difference within five (5) days from the date on which Party A or Party B discovers the difference.

2.4	Party B shall prepare, and shall cause its subsidiaries to prepare, financial statements that meet Party A’s requirements in accordance with applicable laws, including but not limited to generally accepted accounting standards and business practices (GAAP).

2.5	Upon Party A’s five (5) days’ notice, Party B shall allow Party A and/or its designated auditors to review the relevant books and records of Party B and its affiliates at Party B’s main office and make copies of such parts as required in order to verify the accuracy of the income amounts and statements of Party B and its affiliates. Party B shall provide relevant information and materials on the operation, business, customers, finance and employees of Party B and its subsidiaries as required by Party A, and agree that Party A or its direct or indirect shareholders may disclose such information and material when necessary.

2.6	The tax burden arising from the implementation of this Agreement shall be borne by the Parties respectively.

3.	Intellectual Property Rights, Confidentiality Clauses and Non-Competition.

3.1	Unless agreed by Party A, Party A shall have exclusive and proprietary rights and interests of any rights, ownership rights, interests and intellectual property rights, including but not limited to all current and future copyrights, patents (including invention patents, utility model patents and design patents), patent applications, trademarks, trade names, brands, software, technical secrets, trade secrets, all related goodwill, domain names and any other similar rights (hereinafter referred to as “such rights”), whether developed by Party A or Party B or its affiliates during the performance of this Agreement. Party B shall not and shall cause its affiliates not to assert any such rights against Party A. Party B shall sign and shall cause its affiliates to sign all documents required to make Party A the owner of such rights and to take all actions required to make Party A the owner of such rights. Party B warrants that such rights are free of any defects, and will compensate Party A for any losses caused by such defects (if any).

3.2	Party B shall not and shall procure its affiliates not to transfer, assign, mortgage, license or otherwise dispose of any such rights without the prior written consent of Party A.

3.3	Party B shall deal with any such rights in accordance with Party A’s instructions from time to time, including but not limited to assigning or authorizing such rights to Party A or its designee without violating Chinese Laws.

3.4	The parties acknowledge that any oral or written information exchanged between the parties in connection with this Agreement are regarded as confidential information. Each party shall maintain confidentiality of all such confidential information, and shall not disclose any such information to any third party without the written consent of the other parties, except in the following circumstances; (a) is in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) Information required to be disclosed by applicable law or the rules or regulations of any stock exchange; or (c) information that is required to be disclosed by either party to its legal or financial advisor in connection with a transaction under this Agreement, and such legal advisor or financial advisor is also subject to confidentiality obligations similar to those in this section. Disclosure of any confidential information by the staff members or agencies employed by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement for any reason.

3.5	Without the consent of Party A, Party B shall not (directly or indirectly), and shall procure its affiliates not to operate businesses other than those permitted by Party B’s business license, and shall not directly or indirectly operate any business that competes with Party A’s business within the territory of China, including investments in entities operating businesses that compete with Party A’s business, and shall not operate other businesses beyond the scope of Party A’s written consent.

3.6	During the validity period of this Agreement, all customer information and other relevant materials related to Party B’s business and the services provided by Party A shall belong to Party A.

3.7	The parties agree that this Section 3 shall continue to be in effect regardless of whether this Agreement is modified, rescinded or terminated.

4.	Representations and Warranties.

4.1	Party A represents and warrants as follows:

(1)	Party A is a company legally registered and validly existing in accordance with Chinese Laws, with independent legal personality; and has full and independent legal status and legal capacity, and has obtained the appropriate authorization to sign, deliver and perform this Agreement, and can be an independent subject of litigation.

(2)	Party A’s signing and performance of this Agreement is within the scope of its legal personality and its business operations; Party A has taken the necessary corporate actions and is properly authorized and obtained the consent and approval of third parties and government agencies to complete the transactions described in this Agreement, and will not violate laws or other restrictions binding or affecting Party A.

(3)	This Agreement constitutes a legal, valid and binding obligation on Party A after the execution and delivery of this Agreement, which are enforceable in accordance with the terms of this Agreement.

(4)	There are no lawsuits, arbitrations or other judicial or administrative proceedings that have occurred and have not been concluded that will affect Party A’s ability to perform its obligations hereunder, and to the best of its knowledge no one has threatened to take such actions.

(5)	Party A has disclosed to Party B any contracts, government approvals, licenses or documents binding its assets or business that may materially and adversely affect its ability to fully perform its obligations under this Agreement, and there is no misrepresentation or omission of any material fact in the documents previously provided to Party B.

4.2	Party B represents and warrants as follows:

(1)	Party B is a company legally registered and validly existing in accordance with Chinese Laws, with independent legal personality; and has full and independent legal status and legal capacity, and has obtained the appropriate authorization to sign, deliver and perform this Agreement, and can be an independent subject of litigation.

(2)	Party B’s acceptance of the services provided by Party A does not violate any Chinese Laws; Party B’s signing and performance of this Agreement is within the scope of its legal personality and its business operations; Party B has taken the necessary corporate actions and is properly authorized and obtained the consent and approval of third parties and government agencies to complete the transactions described in this Agreement, and will not violate laws or other restrictions binding or affecting Party B.

(3)	This Agreement constitutes a legal, valid and binding obligation on Party B after the execution and delivery of this Agreement, which are enforceable in accordance with the terms of this Agreement.

(4)	There are no lawsuits, arbitrations or other judicial or administrative proceedings that have occurred and have not been concluded that will affect Party B’s ability to perform its obligations hereunder, and to the best of its knowledge no one has threatened to take such actions. If any litigation, arbitration or other judicial or administrative penalty occurs or may occur due to Party B’s assets, business or income, Party B shall notify Party A immediately upon becoming aware of such litigation, arbitration or other judicial or administrative penalty.

(5)	Party B has disclosed to Party A any contracts, government approvals, licenses or documents binding its assets or business that may materially and adversely affect its ability to fully perform its obligations under this Agreement, and there is no misrepresentation or omission of any material fact in the documents previously provided to Party A.

(6)	Party B shall pay the Service Fee to Party A in full and in a timely manner in accordance with this Agreement; maintain the continuous validity of the licenses and qualifications related to the business of Party B and its subsidiaries during the service period; assist Party A in all matters necessary for Party A to effectively perform its duties and obligations under this Agreement; fully cooperate with Party A and actively cooperate with the services provided by Party A; accept Party A’s reasonable opinions and suggestions on the business of Party B and its subsidiaries.

(7)	Without the prior written consent of Party A, from the date hereof, Party B shall not, and shall procure its subsidiaries not to sell, transfer, mortgage or otherwise dispose of any of its assets (except for assets not exceeding RMB 2 million that are required for daily business operations), business, operating rights or income.

(8)	Without the prior written consent of Party A, except for the reasonable expenses occurred in the normal course of business, Party B shall not pay any fees to a third party in any name, nor shall exempt any third party’s debts, or lend or borrow loans from any third party, or provide a guarantee or security, or allow any third party to place any other security interest in its assets or interests.

(9)	Without the prior written consent of Party A, from the date hereof, Party B shall not, and shall cause its subsidiaries to not, inherit, guarantee or allow the existence of any debts (except for debts not exceeding RMB 2 million required for daily business operations).

(10)	Without the prior written consent of Party A, from the date hereof, Party B shall not, and shall procure its subsidiaries not to execute and material contract (except for contracts within RMB 2 million required for daily business operations) or enter into any other contract, agreement or arrangement that is in conflict with this Agreement or may impair Party A’s rights and interests under this Agreement.

(11)	Without the prior written consent of Party A, from the date hereof, Party B shall not, and shall procure its subsidiaries not to merger or form a joint entity with any third party, invest in or acquire or be invested in, acquired or controlled by any third party, increase or decrease its registered capital, or otherwise change the form of the company or its registered capital structure or accept existing shareholders or third parties invest or increase capital in Party B, or conduct liquidation or dissolution.

(12)	Under the premise permitted by relevant Chinese Laws, Party B will appoint the person recommended by Party A as its director; Unless gained Party A’s prior written consent or there are statutory reasons, Party B shall not refuse to appoint a person recommended by Party A for any other reason.

(13)	Party B holds any and all government permits, licenses, authorizations and approvals it needs to conduct its business during the term of this Agreement, and shall ensure that all such government permits, licenses, authorizations and approvals will continue to be valid throughout the term of this Agreement. If during the term of this Agreement, any and all government permits, licenses, authorizations, approvals required by Party B to conduct business need to be changed and/or added due to changes in the regulations of relevant government departments, Party B shall make changes and/or complements in accordance with the requirements of relevant laws.

(14)	Timely inform Party A of the circumstances that have or may have a significant adverse impact on its business and operations, and do its best to prevent the occurrence of such circumstances and/or the expansion of losses.

(15)	Without the prior written consent of Party A, Party B and/or its subsidiaries shall not modify the articles of association, or change the main business, or make material changes to the business scope, model, profit model, marketing strategy, business policy or customer relationship.

(16)	Without the prior written consent of Party A, Party B and/or its subsidiaries shall not enter into partnership or joint venture or profit-sharing arrangements with any third party, or other transfer of benefits or arrangements to achieve profit sharing in the form of royalties, Service Fees or consultancy fees, etc.

(17)	At Party A’s request from time to time, Party B shall provide Party A with information on Party B’s business management and financial status.

(18)	Without the prior written consent of Party A, Party B shall not declare or distribute dividends or any other benefits to its shareholders.

(19)	Provide Party A with any technical or other information that it deems necessary or useful to provide the services under this Agreement, and allow Party A to use the relevant facilities, data or information of Party B that it deems necessary or useful to provide the services hereunder.

(20)	Without the prior written consent of Party A, Party B shall not change, replace or dismiss any of its directors and senior management personnel.

4.3	In the event of bankruptcy, liquidation, dissolution, termination, death, incapacity of Party B’s registered shareholders, or other circumstances that may affect their holding of Party B’s shares, the heirs of the registered shareholders or the then shareholders or transferees of Party B’s shares will be regarded as a signatory party to this Agreement and inherits/undertakes all its rights and obligations under this Agreement.

Party A and Party B respectively warrant to the other party that once Chinese law allows Party A to directly hold and Party A decides to hold Party B’s shares and Party A and/or its subsidiaries and branches can legally engage in Party B’s business, the Parties will immediately terminate this Agreement.

5.	Effective date and term.

This Agreement is effective as of the date hereof. Unless otherwise terminated in accordance with the provisions of this Agreement, this Agreement will remain in effect for a period of ten (10) years (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless otherwise terminated in accordance with this Agreement.

6.	Termination.

6.1	This Agreement shall be terminated in accordance with the following provisions or circumstances:

(a)	In the event of bankruptcy, liquidation, termination or legal dissolution of Party B within the validity period of this Agreement, the effective date of its bankruptcy, liquidation, termination or legal dissolution;

(b)	The effective date when all the shares of Party B have been transferred to Party A in accordance with the Exclusive Option Agreement signed by both Party A and Party B and the existing shareholders of Party B on;

(c)	Once Chinese Laws allow Party A to directly hold the shares of Party B and Party A and/or its subsidiaries, and branches can legally engage in Party B’s business, on the date when Party A is officially registered as the sole shareholder of Party B;

(d)	At any time during the validity period of this Agreement, Party A shall have the right to terminate this Agreement by giving a written notice to Party B thirty (30) days in advance, on the date when the written notice expires;

(e)	Early Termination in accordance with Section 7 hereunder.

6.2	During the validity period of this Agreement, Party B shall not terminate this Agreement before the expiration date. Party A terminates this Agreement in accordance with the above Section 6.1(d), and shall not be liable for any breach of contract for its unilateral termination of this Agreement.

6.3	After the termination of this Agreement, the rights and obligations of the Parties under Sections 3, 8, 10, 11 and 16.3 shall continue to be effective.

6.4	The early termination or expiration of this Agreement for any reason does not relieve either party of all payment obligations (including but not limited to Service Fees) under this Agreement due on the date of termination or expiration of this Agreement, nor does it relieve the termination of this Agreement liability for any previous breaches. Party B shall pay the Service Fee payable to Party A within fifteen (15) days from the date of termination of this Agreement.

7.	Liability for breach of contract.

7.1	Except as otherwise provided in other terms of this Agreement, if a party (hereinafter referred to as the “Defaulting Party”) fails to perform its certain obligations hereunder or otherwise breaches this Agreement, the non-breaching Party (hereinafter referred to as the “Injured Party”) may: (a) issue a written notice to the Defaulting Party describing the nature and extent of the default and require the Defaulting Party to remedy it at its own expense within a reasonable period of time specified in the notice (hereinafter referred to as the “Remedy Period”); and if the breaching party fails to remedy within the Remedy Period, the injured Party shall have the right to require the breaching Party to assume all responsibilities arising from its breach of contract, and to compensate the injured party for all actual economic losses caused by its breach of contract, including but not limited to attorney fees, litigation or arbitration fees arising from litigation or arbitration procedures related to such breach of contract. In addition, the injured party has the right to require the breaching party to enforce its obligations under this Agreement, and the injured party also has the right to request the relevant arbitration institution or court to order the actual performance and/or enforcement of the terms agreed in this Agreement; (b) Terminate this Agreement and require the breaching Party to bear all responsibilities arising from its breach of contract and pay all damages; Or (c) according to the Share Interest Pledge Agreement signed by the Parties and the existing shareholders of Party B on [●], pledge share rights and interests and enjoy preferential compensation with the amount coming from the discount, auction or sale all or part of share interests, and the Defaulting Party shall be required to bear all the losses caused thereby. The injured Party’s exercise of the aforesaid remedies does not affect its exercise of other remedies in accordance with the provisions of this Agreement and the law.

7.2	Both Parties agree and confirm that, unless otherwise mandatory under Chinese Laws, if Party B is the breaching Party, the injured Party has the right to unilaterally terminate this Agreement immediately and require the breaching Party to pay damages. If Party A is the Defaulting Party, the injured Party shall exempt Party A from its obligation of compensation for damages, and unless otherwise provided by law, the injured Party shall not have any right to terminate or rescind this Agreement under any circumstances.

8.	Governing Law, Dispute Resolution and Change of Law.

8.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by Chinese Laws.

8.2	In the event of any dispute arising from the construction and performance of this Agreement, the Parties shall first resolve the dispute through good-faith negotiation. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s request to the other Party for resolution of the dispute through negotiations, either party may submit the dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Shanghai and the language used in the arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties. The arbitral tribunal may award compensation for the losses caused by other parties to the Party A due to the breach of contract by other Parties to this Agreement in respect of Party B’s share rights, assets or property rights, award injunctive relief for related business or compulsory asset transfer, or order Party B to go bankrupt. After the arbitral award becomes effective, either Party has the right to apply to a court of competent jurisdiction to enforce the arbitral award. If necessary, before making a final ruling on the disputes between the Parties, the arbitration institution has the right to first order the Defaulting Party to immediately stop the breach of contract or rule that the breaching Party shall not conduct any conduct that may further expand the losses suffered by the Party A. Hong Kong, the Cayman Islands or other courts with jurisdiction (including the court where Party B is domiciled, or the court where Party B or the Party A’s principal assets are located shall be deemed to have jurisdiction) are also entitled to grant or enforce the arbitral tribunals award and has the right to adjudicate or enforce interim relief for Party B’s share rights or property rights, and has the right to make a ruling or judgment to grant interim relief to the party initiating the arbitration before the formation of the arbitral tribunal, such as ruling or ordering the defaulting party to immediately stop the breach of contract or it is ruled that the breaching Party shall not conduct any conduct that may further expand the losses suffered by Party A.

8.3	In the event of any dispute arising from the construction and performance of this Agreement or any dispute being subject to arbitration, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement except for the matters in dispute.

8.4	After the execution of this Agreement, if at any time, due to the promulgation to, or change of, any Chinese Laws, or due to changes in the construction or application of such laws, regulations or rules; the following provisions shall apply: To the extent permitted by Chinese laws: (a) if changes in law or newly promulgated provisions are more favorable to either Party than the relevant laws, regulations, decrees or regulations in effect on the date of this Agreement (and the other Party is not materially disadvantaged in relation to this Agreement), the Parties shall promptly apply for the benefits of such changes or new regulations and use its best efforts to obtain approval of such applications; or (b) if either Party’s economic interests under this Agreement are directly or indirectly materially and adversely affected as a result of the above-mentioned changes in law or newly promulgated provisions, this Agreement shall continue to operate in accordance with the original terms. Each Party shall use all lawful means to obtain a waiver from compliance with such changes or regulations. If the adverse impact on the economic interests of either Party cannot be resolved in accordance with the provisions of this Agreement, after the affected Party notifies the other Party, the Parties shall promptly negotiate and make all necessary modifications to this Agreement to maintain the affected Party’s economic interests under this Agreement.

9.	Force Majeure.

9.1	“Force majeure” or “force majeure event” means an unforeseeable, unavoidable and insurmountable event that makes a Party to this Agreement partially or completely unable to perform its obligations hereunder. Such events include, but are not limited to, earthquakes, typhoons, floods, wars, strikes, riots, government actions, changes in legal requirements or their application.

9.2	In the event of a force majeure event, the obligations of a Party effected by force majeure under this Agreement shall be automatically suspended during the delay period caused by force majeure, and its performance period shall be automatically extended accordingly, during which the party shall not subject to penalty or liability. In the event of a force majeure, the parties shall consult immediately to seek a just solution, and shall make every reasonable effort to minimize the impact of the force majeure.

10.	Compensation.

Party B shall compensate Party A for any loss, damage, liability or expense arising from any lawsuit, claim or other demand against Party A caused by or arising out of the consultation and services provided by Party A at the request of Party B, and hold Party A harmless; unless such loss, damage, liability or expense is caused by Party A’s gross negligence or willful misconduct.

11.	Notices.

11.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or by registered postage prepaid, by a commercial courier service or by fax transmission to the address of such Party set force in Annex I. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(1)	Notices given by personal delivery, by courier service or by registered postage prepaid, shall be deemed to have been effectively given at the address designated for the notice on the date of dispatch or refusal;

(2)	Notices given by fax transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

11.2	Either Party may at any time change its address, fax and/or email address for notices by a notice delivered to the other Party in accordance with the terms hereof.

12.	Transfer.

12.1	Party B shall not transfer its rights and obligations hereunder to and third parties without Party A’s prior written consent.

12.2	Party B agrees that Party A may transfer its rights and obligations hereunder to any third party by giving prior written notice to Party B without the consent of Party B.

13.	Severability. In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall work in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

14.	Amendment and Supplement.

14.1	Any amendments and supplements to this Agreement shall be in writing and subject to the prior written consent of Party A; the amendment agreement and supplementary agreement related to this Agreement signed by the Parties shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

14.2	If the Stock Exchange of Hong Kong Limited or any other regulatory authority proposes any amendment to this Agreement, or it is necessary to amend this Agreement or any arrangements hereunder in accordance with the Rules Governing the Listing of Securities or other relevant regulations, rules, codes and guidelines on the Stock Exchange of Hong Kong Limited, the Parties shall revise this Agreement accordingly.

15.	Copies. This Agreement is in two (2) copies with equal legal effect.

16.	Miscellaneous.

16.1	Entire agreement. Except for any written amendments, supplements or changes made after the execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and shall supersede any prior oral and written negotiations, representations and contracts with respect to the subject matter of this Agreement.

16.2	Successors and assigns. This Agreement shall be binding upon each Party’s respective successors and permitted assigns of such Party.

16.3	Waver. Either Party may waive its rights under this Agreement, but such waiver must be in writing and signed by the Parties. A waiver by either Party of a default by another Party in one instance shall not be deemed a waiver by such Party of a similar default in other instances.

16.4	Headings. The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

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Annex I Contact Information

For notification purposes, the addresses of the parties are as follows:

Party A: Zhizhen Artificial Intelligence Technology (Shanghai) Company Limited

Address: JT1662, Room 1203, No. 337, Shahe Road, Jiangqiao Town, Jiading District, Shanghai

paul.gaoxiaoi.com

Email: paul.gaoxiaoi.com

Party B: Shanghai Xiao-i Robot Technology Company Limited

Address: F7, No. 398, Lane 1555, West Jinshajiang Road, Jiading District, Shanghai

paul.gaoxiaoi.com

Email: paul.gaoxiaoi.com